ATTACHMENT TO THE

AMENDMENT TO REPORT OF OPERATION OF BUSINESS TRUST AND/OR TRUST INSTRUMENT

OF

ADVISERS INVESTMENT TRUST

Dina A. Tantra, Trustee of the above named business trust, certifies that the Report of Operation of Business Trust is being amended pursuant to Section 1746.07 of the Ohio Revised Code, and a certified copy of Amendment No. 4 to the Amended and Restated Agreement and Declaration of Trust of Advisers Investment Trust is attached hereto.

/s/ Dina Tantra
Dina A. Tantra, Trustee

STATE OF OHIO	)

)

COUNTY OF FRANKLIN	)

Sworn to and subscribed in my presence by Dina A. Tantra, a Trustee of Advisers Investment Trust, an Ohio business trust, on behalf of said trust, this 4th day of January, 2016.

/s/ Lori K. Cramer
Notary Public

[Notary Seal]

My Commission Expires: 9/30/16

Amendment No. 4

to the

Amended and Restated Agreement and Declaration of Trust

of

Advisers Investment Trust

RESOLVED, that pursuant to Section 7.3 of the Amended and Restated Agreement and Declaration of Trust of Advisers Investment Trust (the “Trust”) dated as of January 28, 2015 (“Declaration”), the Service Class shares of the JOHCM Emerging Markets Small Mid Cap Equity Fund will be, and hereby are, liquidated effective January 28, 2016; and

FURTHER RESOLVED, that the first paragraph of Article IV, Section 4.2 of the Declaration be, and such paragraph hereby is, amended hereby by deleting such first paragraph of Article IV, Section 4.2, in its entirety, and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:

Section 4.2. Establishment and Designation of Series or Classes. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series or Classes, the Trustees hereby establish and designate the following Series and Classes of Shares: Independent Franchise Partners US Equity Fund, Vontobel Global Emerging Markets Equity Institutional Fund – Class A, Class C and Class I, Vontobel International Equity Institutional Fund – Class I, Vontobel Global Equity Institutional Fund – Class I, JOHCM Emerging Markets Opportunities Fund – Institutional Shares, Class I and Class II, JOHCM International Select Fund – Class I and Class II, JOHCM Global Equity Fund – Institutional Shares, Class I and Class II, JOHCM International Small Cap Equity Fund – Institutional Shares, Class I and Class II, JOHCM Asia Ex-Japan Equity Fund – Institutional Shares, Class I and Class II, JOHCM Emerging Markets Small Mid Cap Equity Fund – Institutional Shares, Class I, Class II and Class III, JOHCM US Small Mid Cap Equity Fund – Institutional Shares, Class I, Class II and Class III and River Canyon Total Return Bond Fund – Institutional Class. The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

FURTHER RESOLVED, that pursuant to Section 7.3 of the Amended and Restated Agreement and Declaration of Trust of Advisers Investment Trust (the “Trust”) dated as of January 28, 2015 (“Declaration”), the quorum requirement for the transaction of business at a shareholders’ meeting be, and it hereby is, reduced from a majority of shares entitled to vote to one-third of the shares entitled to vote; and

FURTHER RESOLVED, that Article V, Section 5.4 of the Declaration be, and such paragraph hereby is, amended hereby by deleting Article V, Section 5.4, in its entirety, and substituting in place thereof the following new Article V, Section 5.4:

Section 1.1. Quorum and Required Vote. One-third of Shares entitled to vote shall be a quorum for the transaction of business at a Shareholders’ meeting, except that where any provision of law or of this Declaration of Trust permits or requires that holders of any Series or Class thereof shall vote as a Series or Class, then one-third of the aggregate number of Shares of that Series or Class thereof entitled to vote shall be necessary to constitute a quorum for the transaction of business by that Series or Class. The vote of a majority of shares present, with or without a quorum, shall be sufficient for adjournments. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting, without the necessity of further notice. Except when a different vote is required or permitted by any provision of this Declaration of Trust, the By-Laws or any provision of law, a majority of the Shares voted, at a meeting at which a quorum is present, shall decide any questions and a plurality shall elect a Trustee, provided that where any provision of law or of this Declaration of Trust permits or requires that the holders of any Series or Class shall vote as a Series or Class, then one-third of the Shares of that Series or Class voted on the matter (or a plurality with respect to the election of a Trustee) shall decide that matter insofar as that Series or Class is concerned.

RESOLVED FURTHER, that Dina A. Tantra be, and hereby is, authorized and empowered, in the name and on behalf of the Trust, to execute and deliver the Amendment to Report of Business Trust and/or Trust Instrument required to be filed with the office of the Ohio Secretary of State pursuant to Section 7.4 of the Amended and Restated Declaration of Trust.

Dated: December 17, 2015	/s/ Dina Tantra
Dina A. Tantra, President
Advisers Investment Trust